SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                Form 8-K

                             CURRENT FORM
                 PURSUANT TO SECTION 13 OR 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Date of earliest event reported): November 13, 2000

                          NewMil Bancorp, Inc.
         (Exact Name of Registrant as Specified in its Charter)


Delaware                         0-16455                   06-1186389
(State or other Jurisdiction    (Commission              (IRS Employer
  of Incorporation               File Number)        Identification No.)


19 Main Street, P.O. Box 600, New Milford, Connecticut 06776
     (Address of principal executive offices)        (Zip Code)

   Registrant's telephone number, including area code:  860-355-7600


                                  N/A
     (Former name or former address, if changed since last report)

ITEM. 5   OTHER EVENTS.

Attached is a copy of the Company's press release dated November 13, 2000 announcing the completion of the acquisition of Nutmeg Federal Savings and Loan Association.

Contact:
Francis J. Wiatr
Chairman, President and CEO
NewMil Bancorp
860-355-7602
fwiatr@newmilbank.com


November 13, 2000                        FOR IMMEDIATE RELEASE

NewMil Completes Acquisition of Nutmeg Federal Savings and Loan
Association

New Milford, CT - (11/13/00) NewMil Bancorp, Inc. (NASDAQ/NM: NMIL) today announced that it has completed its acquisition of Danbury-based Nutmeg Federal Savings and Loan Association.

The merger agreement, announced in May, was approved by shareholders of both companies and regulators last month.

Under the terms of the agreement, the exchange ratio has been set at
 .8394. This is the equivalent of $8.38 of NewMil common stock or cash for each Nutmeg common share, and $14.665 of NewMil common stock or cash for each Nutmeg series B preferred share.

With this acquisition, NewMil now will have in excess of $500 million in assets and 18 full-service branch offices in Connecticut. The acquisition is expected to contribute positively to NewMil's earnings per share in 2001. The transaction will be accounted for as a purchase.

"Our acquisition of Nutmeg Federal significantly enhances NewMil Bank's franchise in western Connecticut and substantially strengthens our position in the very attractive Danbury market where Nutmeg has four branch offices," said Francis J. Wiatr, NewMil's chairman, president and CEO." In addition, Nutmeg's Ridgefield branch will allow us to further connect our franchise to lower Fairfield County and our Norwalk location. Nutmeg's customers will benefit from having greater convenience through our branch and ATM networks and will enjoy a broader selection of service, including Online Banking."

NewMil Bancorp, Inc. is the parent company of NewMil Bank, which has served western Connecticut since 1858, and now operates 18 full-service banking offices and one special needs branch throughout western
Connecticut.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW MIL BANCORP, INC.
                              (Registrant)


Dated: November 14, 2000      By:     /s/
                                   B. Ian McMahon
                              Its: Executive Vice President